Exhibit 99.1

News Release	News Release	News Release	News Release

Contacts:	Media:	Joanna Lambert	Michael O’Neill
		212-640-9668	212-640-5951
		joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

Investors/Analysts:		Toby Willard	Ron Stovall
		212-640-1958	212-640-5574
		sherwood.s.willardjr@aexp.com	ronald.stovall@aexp.com

FINAL

AMERICAN EXPRESS REPORTS FOURTH QUARTER EPS FROM CONTINUING OPERATIONS OF $0.59, UP FROM $0.26 A YEAR AGO

(Millions, except per share amounts)
	Quarters Ended December 31,		Percentage Inc/(Dec)	Years Ended December 31,		Percentage Inc/(Dec)
	2009	2008		2009	2008
Total revenues net of interest expense	$6,489	$6,506	-	$24,523	$28,365	(14)

Income From Continuing Operations	$710	$306	#	$2,137	$2,871	(26)
Income (Loss) From Discontinued Operations	$6	$(66)	#	$(7)	$(172)	(96)
Net Income	$716	$240	#	$2,130	$2,699	(21)

Earnings Per Common Share - Diluted:
Income From Continuing Operations Attributable to Common Shareholders1	$0.59	$0.26	#	$1.54	$2.47	(38)
Income (Loss) From Discontinued Operations	$0.01	$(0.05)	#	$-	$(0.15)	#
Net Income Attributable to Common Shareholders	$0.60	$0.21	#	$1.54	$2.32	(34)

Average Diluted Common Shares Outstanding	1,184	1,155	3	1,171	1,156	1
Return on Average Equity	14.6%	22.3%		14.6%	22.3%
Return on Average Common Equity	13.6%	22.1%		13.6%	22.1%
# Denotes a variance of more than 100%.
___________________________
1 Represents income from continuing operations or net income, as applicable, less:

(i)
accelerated preferred dividend accretion of $212 million for the year ended December 31, 2009 due to the repurchase of $3.39 billion of preferred shares issued as part of the Capital Purchase Program (CPP),

(ii)	preferred share dividends and related accretion of $94 million for the year ended December 31, 2009, and
(iii)
earnings allocated to participating share awards and other items of $9 million and $1 million for the three months ended December 31, 2009 and 2008, respectively, and $22 million and $15 million for years ended December 31, 2009 and 2008, respectively.

New York – January 21, 2010 - American Express Company (NYSE: AXP) today reported fourth-quarter income from continuing operations of $710 million, up 132 percent from $306 million a year ago. Diluted earnings per share from continuing operations were $0.59, up 127 percent from $0.26 a year ago.

Net income totaled $716 million for the quarter, up 198 percent from $240 million a year ago. Diluted per-share net income of $0.60 was up 186 percent from $0.21 a year ago.

Consolidated revenues net of interest expense were $6.5 billion, on par with the year-ago quarter.

Consolidated provisions for losses totaled $748 million, down 47 percent compared to $1.4 billion in the year-ago period. The decline reflected continued improvement in credit quality during the latter part of 2009.

Consolidated expenses totaled $4.8 billion, on par with the year- ago quarter. This quarter’s results reflected higher investment in business building initiatives and the benefits of the company’s reengineering initiatives.  The year-ago quarter included a significant reengineering charge.

The company's return on average equity (ROE) was 14.6 percent, down from 22.3 percent a year ago.

“We ended the year on a positive note with cardmember spending up 8 percent and credit indicators showing further signs of improvement,” said Kenneth I. Chenault, chairman and chief executive officer.

“Fourth quarter results reflected the diversity of our business model that includes issuing cards, building business for merchants, operating a global payments network and delivering high-value services to our customers. Earnings were well above the depressed levels of 2008, capping a year when we delivered on each of our three main priorities.  We stayed consistently profitable, built a more liquid funding base and invested selectively in the business.

“This progress, and the underlying strength of our franchise allowed us to maintain our dividend at a time when many others cut or eliminated their quarterly payment to shareholders.”

“We still face the challenge of high unemployment levels, depressed real estate values, and shrunken household balance sheets, but the overall economy and our company are in stronger shape than they were a year ago.

“While the economic recovery now underway is likely to be modest, we expect it to continue and have begun to shift our focus to growing American Express for the longer term.”

“We aim to extend our payments business, offer new fee based services, and accelerate our progress in the world of emerging payments. At the same time, we will focus on creating a more efficient cost structure and delivering superior service that strengthens our relationships with cardmembers, merchants and business partners. We continue to see opportunities to extend our market leadership and distinguish American Express from its competitors.”

During the fourth quarter, non-U.S. revenues, provisions and expenses were higher due to the translation effects of a comparatively weaker U.S. dollar.

Significant items in the year-ago fourth quarter included:
•	$421 million ($273 million after-tax) of reengineering costs, primarily related to severance and other costs associated with staff reductions, and
•	a $106 million ($66 million after-tax) increase in the company’s Membership Rewards reserve, in connection with the company’s extension of its partnership agreement with Delta Air Lines.

Discontinued operations

Discontinued operations for the fourth quarter generated a gain of $6 million compared with a loss of $66 million during the year-ago period, which primarily reflected mark-to-market adjustments within the American Express International Deposit Company investment portfolio.

Segment Results

U.S. Card Services reported fourth-quarter net income of $365 million, up from $64 million a year ago.

Total revenues net of interest expense for the fourth quarter decreased 4 percent to $3.1 billion, driven by lower commissions and fees, as well as lower net card fees, partially offset by slightly higher discount revenue.

Provisions for losses totaled $346 million compared to $1.1 billion in the year-ago period. The provision for the current quarter reflected lower loan volumes and improvements in charge card and lending credit trends. On a managed basis1 the net loan write-off rate was 7.5%, down from 8.9% in the third quarter and up from 6.7% a year ago. Owned net write-offs were 8.0% in the quarter, down from 9.8% in the third quarter and up from 7.0% a year ago.

Total expenses increased 3 percent. Marketing, promotion, rewards and cardmember services expenses increased 8 percent from the year-ago period, driven by higher investment spending on  marketing initiatives and higher rewards costs. Salaries and employee benefits and other operating expenses decreased 3 percent from the year-ago quarter, which included a reengineering charge.

International Card Services reported fourth-quarter net income of $73 million, up from $36 million a year ago.

Total revenues net of interest expense increased 11 percent to $1.2 billion, driven by increased cardmember spending, increased net interest income and higher net card fees.

Provisions for losses rose 33 percent to $324 million from $243 million a year ago, reflecting higher reserve levels.

Total expenses decreased 5 percent. Marketing, promotion, rewards and cardmember services expenses increased 23 percent from year-ago levels, driven by increased marketing investments and higher volume-related rewards costs. Salaries and employee benefits and other operating expenses decreased 19 percent from the year-ago quarter, which included a reengineering charge.

____________________________
1 Please refer to the information set forth on Exhibit I for further discussion of the owned and managed basis presentations.

Global Commercial Services reported fourth-quarter net income of $117 million compared to a net loss of $7 million a year ago.

Total revenues net of interest expense increased 6 percent to $1.1 billion, reflecting increased spending by corporate cardmembers.

Provisions for losses totaled $37 million, down 46 percent from $69 million a year ago.

Total expenses decreased 12 percent. Marketing, promotion, rewards and cardmember services expenses increased 24 percent from the year-ago period, reflecting higher rewards costs. Salaries and employee benefits and other operating expenses decreased 15 percent from the year-ago quarter, which included a higher reengineering charge.

Global Network & Merchant Services reported fourth-quarter net income of $185 million, down from $215 million a year ago.

Total revenues net of interest expense increased 7 percent to $1 billion, reflecting higher merchant-related revenues, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 11 percent, driven by increased brand and merchant-related marketing investments. Salaries and employee benefits and other operating expenses decreased 4 percent from the year-ago period, which included a higher reengineering charge.

Corporate and Other reported a fourth-quarter net expense of $30 million, compared with a net expense of $2 million last year. The results for both periods reflected income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements. This quarter reflected in part a $63 million real estate expense related to certain lease exit costs and the impact of higher interest expense. The year-ago quarter included a reengineering charge.

American Express Company is a leading global payments and travel company founded in 1850.  For more information, visit www.americanexpress.com.

***

The 2009 Fourth Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss fourth-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

EXHIBIT I
AMERICAN EXPRESS COMPANY
U.S. Card Services

(Billions, except percentages)

	Quarter Ended	Quarter Ended	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008

Cardmember lending - owned basis (A):
Average Loans (B)	$22.7	$23.4	$33.2
Net write-off rate	8.0%	9.8%	7.0%

Cardmember lending - managed basis (C):
Average Loans (B)	$51.8	$52.9	$63.0
Net write-off rate	7.5%	8.9%	6.7%

(A) "Owned," a GAAP basis measurement, reflects only cardmember loans included in the Company's Consolidated Balance Sheets.

(B) Loan balances for all periods presented used to calculate average loans have been revised in connection with the Company's conversion to a bank holding company.  Specifically, deferred card fees net of deferred direct acquisition costs for cardmember loans were reclassified from other liabilities to cardmember loans for all periods.

(C) The managed basis presentation assumes that there have been no off-balance sheet securitization transactions, i.e., all securitized cardmember loans and related income effects are reflected as if they were in the Company's balance sheets and income statements, respectively.  The difference between the "owned basis" (GAAP) information and "managed basis" information is attributable to the effects of securitization activities.  The Company presents U.S. Card Services information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans. Management also believes that use of a managed basis presentation presents a more comprehensive portrayal of the key dynamics of the cardmember lending business. Irrespective of the on and off-balance sheet funding mix, it is important for management and investors to see metrics for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue in order to evaluate market share. These metrics are significant in evaluating the Company's performance and can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis. The Company does not currently securitize international loans.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the Company’s ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company’s card products, (ii) the effectiveness of the Company’s credit models and (iii) the impact of recently enacted statutes and proposed legislative initiatives affecting the credit card business, including, without limitation, The Credit Card Accountability Responsibility and Disclosure Act of 2009; the impact of the Company’s efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the Company’s services, products and brands; the Company’s near-term write-off rates, including those for 2010, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates and the volume of bankruptcies; differences between owned (i.e., GAAP) and managed write-off rates, which can be impacted by factors such as the various types of customer accounts in the portfolios of the Company and the lending securitization trust; consumer and business spending on the Company’s credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers’ spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the write-off and delinquency rates in the medium- to long-term of cardmembers added by the Company during the past few years, which could impact their profitability to the Company; the Company’s ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates, and credit spreads), which impact the Company’s borrowing costs, return on lending products and the value of the Company’s investments; the actual amount to be spent by the Company on marketing, promotion, rewards and cardmember services based on management’s assessment of competitive opportunities and other factors affecting its judgment; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the Company’s ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the Company to return a portion of capital to shareholders, which will depend on the Company’s ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the Company’s status as a bank holding Company; the ability of the Company to meet its objectives with respect to the growth of its brokered retail CD program, brokerage sweep account program and the direct deposit initiative; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company’s brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services’ bank partners in the United States the benefits of greater cardmember loyalty and higher spend per customer, and merchant benefits such as greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the Company’s settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the Company’s existing operations; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the Company’s operating expense to revenue ratio, both in the short-term (including during 2010) and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the Company’s ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events  affecting the airline or any other industry representing a significant portion of the Company’s billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company’s businesses and/or negative changes in the Company’s and its subsidiaries’ credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the Company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the Company’s future business growth, its credit ratings, market capacity and demand for securities offered by the Company, performance by the Company’s counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the Company’s ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions; accuracy of estimates for the fair value of the assets in the Company’s investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to the Company’s lending securitizations and the ability of our charge card and lending trusts to maintain excess spreads at levels sufficient to avoid material set-asides or early amortization of our charge card and lending securitizations, which will depend on various factors such as income derived from the relevant portfolios and their respective credit performances; the increase in excess spread resulting from the designation of discount option receivables with respect to the American Express Credit Account Master Trust, which will depend in part on the monthly principal payment rate posted to accounts in, and the credit performance of, the securitized lending portfolio; the Company’s ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payment industry; the Company’s ability to attract and retain executive management and other key employees; the Company’s ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the Company’s businesses and infrastructure, including information technology, of terrorist attacks, natural disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the potential impact of The Credit Card Accountability Responsibility and Disclosure Act of 2009 and regulations recently adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the Company’s net income; accounting changes, including the implementation of changes to the accounting of off-balance sheet activities or other potential regulatory interpretations in this area, which, effective January 1, 2010, requires the Company to consolidate the assets and liabilities of the lending securitization trust, thereby requiring the Company to reestablish loss reserves, which has in turn resulted in a reduction to the Company’s regulatory capital ratios and will also result in a change with respect to the presentation of its financial statements beginning in the first quarter of 2010, and which also could result in lower credit ratings on securities issued by the Company’s off-balance sheet securitization trusts as a result of the uncertainty with respect to the ability of rating agencies to continue to rely on the FDIC’s safe harbor rule regarding the isolation of securitized assets in the event of a sponsoring bank’s receivership or conservatorship, which in turn could adversely impact the Company’s ability to utilize securitizations as a component of its funding strategy; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company’s major businesses. A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, and the Company’s other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)
American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2009	2008	Inc/(Dec)	2009	2008	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$3,645	$3,468	5%	$13,389	$15,025	(11	) %
Net card fees	549	536	2	2,151	2,150	-
Travel commissions and fees	439	444	(1)	1,594	2,010	(21)
Other commissions and fees	438	522	(16)	1,778	2,307	(23)
Securitization income, net	190	199	(5)	400	1,070	(63)
Other	518	566	(8)	2,087	2,157	(3)
Total non-interest revenues	5,779	5,735	1	21,399	24,719	(13)
Interest income
Interest and fees on loans	1,036	1,364	(24)	4,468	6,159	(27)
Interest and dividends on investment securities	225	168	34	804	771	4
Deposits with banks and other	11	36	(69)	59	271	(78)
Total interest income	1,272	1,568	(19)	5,331	7,201	(26)
Interest expense
Deposits	126	73	73	425	454	(6)
Short-term borrowings	1	72	(99)	37	483	(92)
Long-term debt and other	435	652	(33)	1,745	2,618	(33)
Total interest expense	562	797	(29)	2,207	3,555	(38)
Net interest income	710	771	(8)	3,124	3,646	(14)
Total revenues net of interest expense	6,489	6,506	-	24,523	28,365	(14)
Provisions for losses
Charge card	141	426	(67)	857	1,363	(37)
Cardmember lending	560	927	(40)	4,266	4,231	1
Other	47	51	(8)	190	204	(7)
Total provisions for losses	748	1,404	(47)	5,313	5,798	(8)
Total revenues net of interest expense after provisions for losses	5,741	5,102	13	19,210	22,567	(15)

Expenses
Marketing and promotion	713	524	36	1,914	2,430	(21)
Cardmember rewards	1,178	1,088	8	4,036	4,389	(8)
Cardmember services	143	140	2	517	542	(5)
Salaries and employee benefits	1,196	1,660	(28)	5,080	6,090	(17)
Professional services	715	649	10	2,408	2,413	-
Occupancy and equipment	495	456	9	1,619	1,641	(1)
Communications	99	118	(16)	414	466	(11)
Other, net	241	199	21	381	1,015	(62)
Total	4,780	4,834	(1)	16,369	18,986	(14)
Pretax income from continuing operations	961	268	#	2,841	3,581	(21)
Income tax provision (benefit)	251	(38)	#	704	710	(1)
Income from continuing operations	710	306	#	2,137	2,871	(26)
Income (Loss) from discontinued operations, net of tax	6	(66)	#	(7)	(172)	(96)
Net income	$716	$240	#	$2,130	$2,699	(21)
Income from continuing operations attributable to common shareholders (A)	$701	$305	#	$1,809	$2,856	(37)
Net income attributable to common shareholders (A)	$707	$239	#	$1,802	$2,684	(33)

# - Denotes a variance of more than 100%.

(A) Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the twelve months ended December 31, 2009 due to the repurchase of $3.39 billion of preferred shares issued as part of the Capital Purchase Program (CPP), (ii) preferred share dividends and related accretion of $94 million for the twelve months ended December 31, 2009, and (iii) earnings allocated to participating share awards and other items of $9 million and $1 million for the three months ended December 31, 2009 and 2008, respectively, and $22 million and $15 million for the twelve months ended December 31, 2009 and 2008, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	December 31,	December 31,
	2009	2008

Assets
Cash	$16	$21
Accounts receivable	38	37
Investment securities	24	13
Loans	30	41
Other assets	16	14
Total assets	$124	$126

Liabilities and Shareholders' Equity
Customer deposits	$26	$15
Short-term borrowings	2	9
Long-term debt	52	60
Other liabilities	30	30
Total liabilities	110	114

Shareholders' equity	14	12
Total liabilities and shareholders' equity	$124	$126

(Preliminary)
American Express Company
Financial Summary

(Millions)

	Quarters Ended				Years Ended
	December 31,		Percentage		December 31,		Percentage
	2009	2008	Inc/(Dec)		2009	2008	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,109	$3,223	(4	) %	$11,891	$13,997	(15	) %
International Card Services	1,221	1,098	11		4,483	4,781	(6)
Global Commercial Services	1,102	1,044	6		4,046	4,696	(14)
Global Network & Merchant Services	1,007	945	7		3,716	4,102	(9)
	6,439	6,310	2		24,136	27,576	(12)
Corporate & Other,including adjustments and eliminations	50	196	(74)		387	789	(51)

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$6,489	$6,506	-		$24,523	$28,365	(14)

Pretax income (Loss) from continuing operations
U.S. Card Services	$567	$49	#		$324	$1,141	(72)
International Card Services	46	(38)	#		230	153	50
Global Commercial Services	171	(42)	#		568	693	(18)
Global Network & Merchant Services	298	303	(2)		1,381	1,490	(7)
	1,082	272	#		2,503	3,477	(28)
Corporate & Other	(121)	(4)	#		338	104	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$961	$268	#		$2,841	$3,581	(21)

Net income (Loss)
U.S. Card Services	$365	$64	#		$249	$852	(71)
International Card Services	73	36	#		303	351	(14)
Global Commercial Services	117	(7)	#		390	505	(23)
Global Network & Merchant Services	185	215	(14)		898	995	(10)
	740	308	#		1,840	2,703	(32)

Corporate & Other	(30)	(2)	#		297	168	77
Income from continuing operations	710	306	#		2,137	2,871	(26)
Income (Loss) from discontinued operations, net of tax	6	(66)	#		(7)	(172)	(96)

NET INCOME	$716	$240	#		$2,130	$2,699	(21)

# - Denotes a variance of more than 100%.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2009	2008	Inc/(Dec)	2009	2008	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$0.59	$0.26	# %	$1.55	$2.47	(37)%
Income (Loss) from discontinued operations	0.01	(0.05)	#	(0.01)	(0.14)	(93)
Net income attributable to common shareholders	$0.60	$0.21	# %	$1.54	$2.33	(34)%

Average common shares outstanding (millions)	1,179	1,155	2%	1,168	1,154	1%

DILUTED
Income from continuing operations attributable to common shareholders	$0.59	$0.26	# %	$1.54	$2.47	(38)%
Income (Loss) from discontinued operations	0.01	(0.05)	#	-	(0.15)	#
Net income attributable to common shareholders	$0.60	$0.21	# %	$1.54	$2.32	(34)%

Average common shares outstanding (millions)	1,184	1,155	3%	1,171	1,156	1%

Cash dividends declared per common share	$0.18	$0.18	-%	$0.72	$0.72	-%

Selected Statistical Information

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2009	2008	Inc/(Dec)	2009	2008	Inc/(Dec)

Return on average equity (A)	14.6%	22.3%		14.6%	22.3%
Return on average common equity (A)	13.6%	22.1%		13.6%	22.1%
Return on average tangible common equity (A)	17.6%	28.0%		17.6%	28.0%
Common shares outstanding (millions)	1,192	1,160	3%	1,192	1,160	3%
Book value per common share	$12.08	$10.21	18%	$12.08	$10.21	18%
Shareholders' equity (billions)	$14.4	$11.8	22%	$14.4	$11.8	22%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.